SECRETARY OF STATE
State of Nevada

CERTIFICATE OF EXISTANCE WITH STATUS IN GOOD STANDING

I, DEAN HELLER, the duty elected and qualified Nevada Secretary of State, do hereby certify that I am, by laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, and limited-liability partnerships pursuant to title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that the records of the Nevada Secretary of State, at the date of this certificate, evidence, COMPOSITE INDUSTRIES OF AMERICA, INC. as a Corporation duly organized under the laws of Nevada and existing under and by virtue of the laws of the State of Nevada since December 30, 1993, and is good standing in this state. IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Las Vegas, Nevada, on August 23, 2001.


                                        By: /s/ Dean Heller
                                                -------------
                                                Dean Heller
                                                Secretary of State

                                        By: /s/ Angela Worwer
                                                -------------
                                                Angela Worwer
                                                Certification Clerk